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                                                                    Exhibit 99.2


                                 FIRST AMENDMENT
                                     TO THE
                          ALLIANCE DATA SYSTEMS 401(K)

                           AND RETIREMENT SAVINGS PLAN
             (AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1998)

          In accordance with Section 13.1 of the Alliance Data Systems 401(k) and Retirement Savings Plan (the "Plan") the Plan is hereby amended as follows:

         1. The first paragraph of Section 1.14(A) shall be clarified by inserting the parenthetical phrase "(provided that a sign-on bonus deemed to be paid prior to an Employee becoming a Participant in the Plan)" after the phrase "while a Participant in the Plan" and before "but excluding" in the eighth line thereof.

         2. The first paragraph of Section 1.14(A) shall be amended to exclude referral awards from the definition of "Compensation" effective as of January 1, 1999 by inserting a comma (,) after "severance pay", deleting the word "and" in the penultimate line and inserting "and referral awards" at the end thereof.

         3. Section 13.3 shall be amended as of January 1, 1999 by adding the following paragraphs at the end thereof:

                  "In the event of the merger of any other qualified plan into the Plan, to the extent required by law, a Participant's Years of Vesting Service and Years of Eligibility Service under the Plan shall include the years of vesting service and the years of eligibility service standing to his credit under such merged plan on the day immediately preceding the day of such plan merger. Years of Vesting Service credited under this
                  Section 13.3 shall be credited only for purposes of determining a Participant's nonforfeitable percentage in his Accounts under Article 8 and shall not be credited for purposes of determining a Participant's Retirement Contribution under Article 4.


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                  The merger of the Plan with any other plan shall not reduce or eliminate any benefit or optional form of payment required to be protected under Code Section 411(d)(6), except to the extent permitted by law."

         As hereby amended the Plan shall continue in full force and effect.


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